UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

CITIZENS & NORTHERN CORPORATION

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

000-16084	23-2951943
(Commission file number)	(IRS employer ID)

90-92 Main Street, Wellsboro Pennsylvania	16901
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (570) 724-3411

 N/A

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2014, Citizens & Northern Corporation (the “Company”), the holding company for Citizens & Northern Bank (the “Bank”), acknowledged the intention of Dawn A. Besse to retire from her position as Executive Vice President and Chief Credit Officer of the Corporation and Bank, effective at the close of business on December 31, 2014.

In connection with Ms. Besse’s pending retirement, on December 18, 2014, the Boards of Directors appointed Stan R. Dunsmore, 52, to the position of Executive Vice President and Chief Credit Officer of the Corporation and Bank, effective January 1, 2015.

Mr. Dunsmore joined the Corporation through the merger of Citizens Trust Company with and into the Bank on May 1, 2007, serving as Vice President and Commercial Loan Sales Officer. Prior to the merger, Mr. Dunsmore was employed by Citizens Trust Company from June 1984 through April 30, 2007, serving as Vice President and Chief Lending Officer from 1996 through the merger date.

Mr. Dunsmore is a party to certain loans with the Bank that were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: December 22, 2014	By:	/s/ Mark A. Hughes
Mark A. Hughes, Interim President and Chief Executive Officer